Exhibit 3.04

ALLOS THERAPEUTICS, INC.

CERTIFICATE OF ELIMINATION

OF

SERIES A EXCHANGEABLE PREFERRED STOCK

*****

ALLOS THERAPEUTICS, INC., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), DOES HEREBY CERTIFY:

FIRST:           That at a meeting of the Company’s Board of Directors (the “Board”), the following resolutions were duly adopted setting forth the proposed elimination of the Company’s Series A Exchangeable Preferred Stock as set forth herein:

WHEREAS, on February 28, 2005, the Board, acting pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Company’s Restated Certificate of Incorporation, as amended (the “Charter”), approved a Certificate of Designations, Number, Voting Powers, Preferences and Rights of Series A Exchangeable Preferred Stock of the Company (the “Certificate of Designations”) and created a series of Preferred Stock, par value $.001 per share, of the Company (“Preferred Stock”) with such rights, preferences and privileges as set forth in the Certificate of Designations;

WHEREAS, the Certificate of Designations was filed with the Secretary of State of the State of Delaware on March 3, 2005;

WHEREAS, none of the shares of Preferred Stock authorized and created pursuant to the Certificate of Designations remain outstanding and none will be issued; and

WHEREAS, the Board believes it to be in the best interests of the Company to eliminate the Preferred Stock.

NOW, THEREFORE, BE IT RESOLVED, that none of the shares of Preferred Stock authorized and created pursuant to the Certificate of Designations remain outstanding and none will be issued;

RESOLVED FURTHER, that the preferred Stock be, and it hereby is, eliminated;

RESOLVED FURTHER, that the officers of the Company be, and each of them hereby is, authorized, directed and empowered, for and on behalf of the Company, to execute and file Certificate of Elimination with the Secretary of State of the State of Delaware, and upon such execution and filing, such Certificate of Elimination shall have the effect of eliminating from the Restated Certificate of Incorporation of the Company all matters set forth in the Certificate of Designations with respect to the Preferred Stock; and

RESOLVED FURTHER, that the officers of the Company be, and each of them hereby is, authorized, directed and empowered, for and on behalf of the Company, to execute any applications, certificates, agreements or any other instruments or documents or amendments or supplements to such documents, or to do or cause to be done any and all other acts and things as such officer may, in his or her discretion, deem necessary or advisable and appropriate to carry out the purposes and intent of the foregoing resolutions.

SECOND:     That the Certificate of Designations, Number, Voting Powers, Preferences and Rights of Series A Exchangeable Preferred Stock of the Company with respect to the Series A Exchangeable Preferred Stock was filed in the office of the Secretary of State of the State of Delaware on March 3, 2005. None of the authorized shares the Series A Exchangeable Preferred Stock are outstanding and none will be issued.

THIRD:          That in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Company’s Restated Certificate of Incorporation, as amended, is hereby amended to eliminate all reference to the Series A Exchangeable Preferred Stock.

IN WITNESS WHEREOF, ALLOS THERAPEUTICS, INC. has caused this Certificate of Elimination to be executed in its corporate name on this 2nd day of November, 2005.

By:	/s/ Marc H. Graboyes
Marc H. Graboyes
Vice President, General Counsel